Exhibit 99.48

Assignment and Assumption Agreement

Under the Equityholders’ Agreement, dated as of November 28, 2008 (the “Equityholders’ Agreement”), by and among Sprint HoldCo, LLC, a Delaware limited liability company (the “Transferor”) and the other equityholders party thereto, the Transferor assigns to the undersigned the rights that may be assigned under the Equityholders’ Agreement with respect to the Equity Securities being Transferred, and the undersigned agrees that, having acquired Equity Securities as permitted by the terms of the Equityholders’ Agreement, the undersigned assumes the obligations of the Transferor under the Equityholders’ Agreement with respect to the Transferred Equity Securities. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Equityholders’ Agreement.

Listed below is information regarding the Equity Securities:

30,922,958 shares of Class A Common Stock

2,728,512 shares of Class B Common Stock

2,728,512 Class B Common Units

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of December 11, 2012.

SN UHC 1, INC.

By:	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: President

Acknowledged by:

SPRINT HOLDCO, LLC

By:	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: President

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